Exhibit 10.94

AMENDMENT TO LICENSE AGREEMENT

This Amendment (the “Amendment”) is made and entered into as of July 15, 2005 to the License Agreement made and entered into as of August 1, 2003, as amended from time to time (the “Agreement”), by and between Senetek PLC, an English corporation with its corporate headquarters located at 620 Airpark Road, Napa, California 94558 (“Senetek”), and Valeant Pharmaceuticals International, a Delaware corporation with its corporate headquarters located at 3300 Hyland Avenue, Costa Mesa, California 92626 (“Licensee”). Capitalized terms used herein and not otherwise defined are used with the meanings ascribed to them in the Agreement.

In consideration of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

1. Definitions. Section 1.3 of the Agreement is deleted in its entirety and Sections 2.3, 4.1.3 and 4.1.5 are amended by deleting from each the phrase “in the Authorized Channel.” Section 1.19 of the Agreement is amended to read in its entirety as follows:

“1.19 “Products” means all products containing kinetin or zeatin for human use.”

Section 1.22 of the Agreement is amended to read in its entirety as follows:

“1.22 “Territory” means all countries worldwide.”

2. Grant of License. Section 2.1 of the Agreement is hereby amended to read in its entirety as follows:

“2.1 Grant of License. Senetek hereby Grants to Licensee during the Term an exclusive license in the Territory (subject to the licenses set forth on Exhibit A to this agreement as they exist on the date of this Amendment (the “Existing Agreements”), which Senetek shall use commercially reasonable efforts to terminate in the event of an event giving rise to a right of Senetek to terminate without liability, or in the absence of any such termination right, which Senetek shall allow to expire without renewal), under the Intellectual Property and the Know-How to manufacture, distribute, market, use and sell Products, and to use the Documentation and Senetek’s Confidential Information to do so.”

3. Exclusivity. Section 2.2 of the Agreement shall be amended to read in its entirety as follows:

“2.2 Exclusivity. But for the Existing Agreements, which will be terminated or allowed to expire as provided in Section 2.1 above, Senetek agrees that for a period of five (5) years commencing on August 1, 2005 and ending on July 31, 2010, subject to possible extension as provided in Section 3.12, Senetek shall not grant a license to any third party to manufacture, use, sell or promote, and shall not manufacture, sell or promote, any product containing kinetin or zeatin for human use in the Territory, provided that for a period of six (6) months following the execution of this Amendment Senetek shall be permitted to exhaust its Kinetin Plus Age Defiant® products, packaging and componentry it has in inventory as of the date of this Amendment (the “Exclusivity Right”). Notwithstanding the foregoing, Licensee agrees to give reasonable consideration to such candidates for sub-licensing and distribution agreements as Senetek may propose to Licensee from time to time, including by involving Senetek in introductory meetings and communications with such third parties as appropriate, provided that Licensee shall have the sole right, for any reason or no reason, to decline to enter into any such agreement and sole discretion to establish the terms of any such agreement, and provided further that, unless otherwise agreed by the parties, Senetek’s sole compensation in the event Licensee shall enter into any such agreement shall be its rights to Minimum Payments provided for under Section 3.12 and any royalty payments provided for under Section 3.11 with respect to Net Sales generated by such agreement.”

4. First Offer. The words “including Zeatin” in the first sentence of Section 2.3 shall be replaced with “not licensed hereunder”.

5. No Other Rights. Section 2.4 of the Agreement shall be amended to read in its entirety as follows:

“2.4 No Other Rights. It is expressly understood that this Agreement grants no rights to Licensee except those express rights set forth in this Article 2. Without limiting the foregoing, it is understood and agreed that Licensee has no right pursuant to this Agreement to, and shall not, (i) manufacture, have manufactured, use or sell any Product otherwise than pursuant to the terms of this Agreement, or (ii) acquire or assert any co-ownership or other proprietary interest in any of the Intellectual Property by virtue of its manufacture, packaging, marketing or sale of Products. Upon any termination or expiration of this Agreement, Licensee shall have no right of any kind with respect to the Intellectual Property, Know –How, Documentation or Senetek Confidential Information other than to complete the sale of Product then lawfully in its possession (including work in process) on the date of such termination or expiration, provided that Licensee pays all amounts due with respect thereto. Except as expressly provided in this Agreement, including Section 3.7, nothing in this Agreement shall diminish Licensee’s rights in any patent, trademark or other intellectual property that it may have or develop during the Term of this Agreement or the Distribution Agreement between Licensee and Carme dated October 23, 1998.

6. Royalty Due on Net Sales. Section 3.11 of the Agreement shall be amended to read in its entirety as follows:

“3.11 Royalty Due on Net Sales of Products. In any Contract Year in which Licensee’s Net Sales of Products exceed the following thresholds, Licensee will pay a royalty of *** of the Net Sales exceeding such threshold:

2006              ***

2007              ***

2008 – 2010  ***

In the event Net Sales do not exceed the applicable threshold, Licensee’s sole payment to Senetek with respect to any given Contract Year shall be the Minimum Payment amounts set forth in Section 3.12. In the event the parties extend the term of the Exclusivity Right as provided in Section 3.12(ii) below, the Net Sales threshold for each Contract Year during such additional period shall be as agreed by the parties. The parties acknowledge and agree that in consideration of previous payments, Licensee shall be entitled to a royalty credit of *** per quarter until the end of 2012.”

7. Minimum Payments. Section 3.12 of the Agreement shall be amended to read in its entirety as follows:

“3.12 Minimum Payments.

(i) Subject to Section 3.14, Licensee shall make Minimum Payments of *** Dollars in Contract Year 2006, *** Dollars in Contract Year 2007 and *** Dollars in each of Contract Year 2008 through 2010. Such payments shall be made in equal quarterly installments no later than 30 days following the end of the relevant Calendar Quarter and shall be reduced by the royalty credit provision reflected in Section 3.11. Such payments shall be made irrespective of the amount of the Net Sales of Products in any such Contract Year.

(ii) Licensee may extend the Exclusivity Right as to all Products by giving notice on or before March 31, 2009. In such case, the Exclusivity Right shall continue for an additional five (5) year period, and Licensee’s Minimum Payments for each Contract Year during such period shall continue at the rate in effect in Contract Year 2010. In the event Licensee elects not to so extend its Exclusivity right for a second five (5) year period, or has so extended but such second five (5) year period has expired, this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment. Notwithstanding the foregoing, if Licensee gives notice on or before March 31, 2010 that it wishes to extend the Exclusivity Right only as to Products containing zeatin, the parties shall promptly commence good faith negotiations with respect to the Minimum

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Payments, royalty threshold, duration and other terms of such extension, having reference to the commercial experience of Products containing zeatin during the initial period of the Exclusivity Right. In the event the parties reach agreement with respect thereto, the Exclusivity Right as to Products containing zeatin shall continue on the terms agreed and as respects all other Products this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement with respect to such Products shall revert to those in existence immediately prior to the execution of this Amendment. In the event the parties are unable in good faith to reach agreement with respect thereto by July 31, 2010 (or such later date as the parties may agree), this Amendment shall become null and void effective as of such date (without prejudice to the final Contract Year’s payments) and the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment.

8. Infringement.

(i) Section 8.1 shall be amended by inserting a new third sentence between the current second and third sentences that shall read:

“In the event Senetek takes action to prevent or stop any ongoing infringement relating to the Intellectual Property at the request of Licensee and the expense related to such activity is not reimbursable pursuant to Senetek’s Intellectual Property enforcement insurance policy, if any, Licensee shall reimburse *** of such non-reimbursable amounts incurred in accordance with a pre-approved budget. Senetek shall have sole discretion whether to maintain such insurance coverage in effect.”

(ii) Section 8.2 shall be amended to read in its entirety as follows:

“8.2 Any recovery by either party as a result of any claim, demand, litigation or other action contemplated by Section 8.1 or any settlement thereof shall first be applied to reimburse the underwriter of any Senetek Intellectual Property enforcement insurance policy that may have applied to the same, and then shall be used to reimburse each party for the reasonable costs of the action borne by such party (or, if the recovery is less than the aggregate reasonable costs of such action, shall be distributed between the parties in proportion to the reasonable costs of the action borne by each of the parties). If Senetek shall have taken action to restrain infringement of its Intellectual Property or otherwise enforce its rights as provided in Section 8.1, the remaining amount, if any, shall be divided evenly between the parties, or if Senetek shall not have taken such action and Licensee shall have taken the same as provided in Section 8.1, any damages or settlement based upon or measured by defendant’s infringing sales or plaintiff’s lost sales shall be retained by Licensee but added to Licensee’s Net Sales for the Calendar Quarter in which such amount is received, and any damages or settlement reflecting punitive or exemplary damages shall be retained by Licensee and not added to Licensee’s Net Sales.”

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9. Termination. The last two sentences of Section 9.2 are hereby deleted; Section 9.4 is hereby deleted in its entirety.

10 Termination of Amendment. In the event any law or government regulation prohibits the sale of the Product(s), Licensee may terminate this Amendment by paying a termination fee of *** and forgiving any remaining Royalty Credit as identified in Section 3.11. In such case the terms of the Agreement shall revert to those in existence immediately prior to the execution of this Amendment.

11. No Further Amendments. Except as amended by this Amendment, the Agreement shall not be deemed to have been modified or affected hereby in any respect, and as amended hereby, the Agreement shall remain in full force and effect according to its terms.

IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Amendment, effective as of the date first set forth above.

Senetek PLC	Valeant Pharmaceuticals International

By:	By:
Name:	Name:
Title:	Title:

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